Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of Valley National Bancorp of our reports dated February 26, 2008, with respect to the consolidated financial statements of Valley National Bancorp and the effectiveness of Valley National Bancorp’s internal control over financial reporting.

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-8 (No. 333-124215, No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673 and No. 333-80507, No. 333-53888, No. 333-36667) pertaining to the Employee Savings and Incentive Plan of Valley National Bancorp,

2.	Form S-3 (No. 333-125595, No. 333-70996) of Valley National Bancorp, and

3.	Form S-3D (No. 333-56425) of Valley National Bancorp;

of our reports dated February 26, 2008, with respect to the consolidated financial statements of Valley National Bancorp and the effectiveness of Valley National Bancorp’s internal control over financial reporting, included in the 2007 Annual Report to Shareholders of Valley National Bancorp.

New York, New York

February 28, 2008